EXHIBIT 8.1

July 16, 2007

Synthetic Fixed-Income Securities, Inc.

One Wachovia Center

301 South College Street

Charlotte, North Carolina 28288

Re: STRATS Trust For Ambac Financial Group, Inc. Securities, Series 2007-1

Ladies and Gentlemen:

We have advised Synthetic Fixed-Income Securities, Inc., a Delaware corporation (the “Company”) with respect to certain federal income tax aspects in connection with the proposed sale by the Company and purchase by Wachovia Capital Markets, LLC, as representative of the underwriters named therein (collectively, the “Underwriters”), of the STRATS Callable Class A Certificates, Series 2007-1 (the “Securities”), pursuant to the terms of the Underwriting Agreement, dated as of June 29, 2007 (the “Agreement”), between the Company and the Underwriters. The Securities are being issued pursuant to a Base Trust Agreement, dated as of September 8, 2006 (the “Base Trust Agreement”), between the Company and U.S. Bank Trust National Association, as trustee (the “Trustee”), as supplemented by a Series Supplement, dated as of July 16, 2007 (the “Series Supplement” and together with the Base Trust Agreement, the “Trust Agreement”), between the Company and the Trustee.

Based upon such examination and having regard for legal considerations which we deem relevant, we are of the opinion that the statements made in the prospectus, dated June 28, 2007 (the “Base Prospectus”), relating to the Trust and the prospectus supplement, dated July 13, 2007, relating to the Certificates (the “Prospectus Supplement”), filed with the Securities and Exchange Commission (the “Commission”) on July 16, 2007 pursuant to Rule 424(b)(2) promulgated the Securities Act of 1933, as amended (the “1933 Act”), (the Base Prospectus and the Prospectus Supplement, together, the “Prospectus”) under the caption “Certain United States Federal Income Tax Considerations”, to the extent they constitute matters of law or legal conclusions with respect thereto, have been reviewed by us and are correct in all material respects.

We hereby consent to the filing of this opinion with the Commission as an exhibit to a Current Report on Form 8-K for incorporation into the Registration Statement on Form S-3

(File No. 333-135656) (the “Registration Statement”), as declared effective on October 3, 2006, and to the use of our name wherever appearing in the Prospectus. In giving such consent we do not consider that we are "experts," within the meaning of the term as used in the Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion, as an exhibit or otherwise. We disclaim any obligation to update this opinion letter for events occurring or coming to our attention after the date hereof.

Very truly yours,

/s/ Orrick, Herrington & Sutcliffe LLP

ORRICK, HERRINGTON & SUTCLIFFE LLP